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                                                                    EXHIBIT 99.1


        [CART GRAPHIC]

CONTACT: THOMAS L. CARTER (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS, INC. ANNOUNCES THAT CONDITIONS OF THE PROPOSED MERGER WITH OPEN WHEEL RACING SERIES ARE NOT LIKELY TO BE SATISFIED

INDIANAPOLIS, IN - (December 2, 2003) - Championship Auto Racing Teams, Inc. ("Championship" or "Company") (OTCBB: CPNT.OB) announced today that representatives of Open Wheel Racing Series ("OWRS") informed the company that OWRS believes that a number of conditions of the pending merger between the parties will not be satisfied by the time of the special meeting of stockholders scheduled for December 19, 2003. Championship has considered OWRS' position and believes that it is unlikely that the condition requiring the absence of a material adverse effect will be satisfied because it expects that there will be a net decrease in the number of teams planning on participating in the series for the 2004 season from the number that participated in the 2003 season. OWRS has indicated it will not waive any condition of the closing. In light of the foregoing, Championship's board of directors is evaluating available alternatives to the merger, including the possibility of ceasing operations, winding up the Company's affairs and liquidating its remaining assets. In addition, OWRS has made a preliminary proposal contemplating an alternative transaction under which Championship and its subsidiary CART, Inc., would commence reorganization cases under Chapter 11 of the Bankruptcy Code and OWRS would purchase certain assets of the Company and/or CART, Inc., and assume certain liabilities. OWRS advised the Company that under the OWRS proposal, OWRS would continue the Champ Car Racing Series in 2004. Although Championship is reviewing this proposal there can be no assurance that any agreement will be entered into or that any transaction, if completed, will result in any payments to stockholders.

Open Wheel Racing Series is a newly formed holding company owned indirectly by a group of investors including Gerald R. Forsythe, Kevin Kalkhoven and Paul Gentilozzi. OWRS currently has beneficial ownership of 3,377,400 shares of Championship common stock, approximately 22.9% of the outstanding shares of Championship.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (OTCBB: CPNT.OB) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing competed with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Walker Racing LLC, (Reynard) and Bridgestone/Firestone North American Tire, LLC. The 18-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford was


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broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

SAFE HARBOR STATEMENT

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. The risks and uncertainties to be considered include, but are not limited to, the failure of the proposed merger with Open Wheel to be completed for any reason, CART, Inc.'s new co-promoted and self-promoted events; new television and advertising arrangements; the success of events in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; and availability in capital; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's SEC filings made from time to time, including, but not limited to, the Form 10-K for the year ended December 31, 2002, as amended, and subsequent 10-Qs. Copies of those filings are available from the Company and the Company's website at www.champcarworldseries.com and the SEC and the SEC's website at www.sec.gov.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger with Open Wheel, Championship filed a definitive proxy statement with the SEC on November 19, 2003. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. The definitive proxy statement was sent to stockholders of Championship seeking their approval of the proposed transaction on or about November 20, 2003. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Championship with the SEC at the SEC's website at www.sec.gov. In addition, copies of documents filed with the SEC by Championship may be obtained free of charge by directing a request to J. Carlisle Peet, III at 5350 Lakeview Parkway South Drive, Indianapolis, IN 46268.

The Company and its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company's participants in the solicitation is set forth in the definitive proxy statement. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement.